For Immediate Release

MEMC REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Fourth Quarter 2012 Highlights:

•	GAAP revenue of $600.7 million and GAAP EPS of ($0.05)

•	Non-GAAP revenue of $704.3 million and non-GAAP EPS of $0.08

•	Semiconductor Materials operating leverage continued to improve

•	Solar Energy recognized non-GAAP revenue related to 91 MW of solar energy systems, interconnected 106 MW and ended the quarter with 73 MW under construction

•	Cash and cash equivalents of $572.6 million at quarter end

St. Peters, MO, February 13, 2013 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced financial results for the 2012 fourth quarter and full year that reflected ongoing challenges and volatile market dynamics in both of its business segments. Relative to the prior quarter, Solar Energy segment revenue growth was largely driven by higher solar project sales, while Semiconductor Materials segment revenue fell due to an on-going industry downturn.

Semiconductor Materials segment 2012 fourth quarter revenue was flat year-over-year as higher volume was offset by weaker pricing, but revenue declined 4.9% sequentially, as expected, due to weakness in both pricing and volume.

Solar Energy segment 2012 fourth quarter GAAP revenue grew slightly sequentially, driven largely by increased megawatts of solar project sales recognized under GAAP and recognition of deferred revenue related to a previously sold solar project, but was down year-over-year due to a lower number of megawatts sold that could be recognized under GAAP. Non-GAAP Solar Energy segment revenue was slightly higher sequentially due to higher megawatts sold and decreased year-over-year due primarily to fewer solar megawatts sold. External sales from our upstream solar materials operations were lower sequentially and year-over-year.

Fourth quarter 2012 GAAP EPS was ($0.05), and non-GAAP EPS was $0.08.

“The past year was a challenging one, in which both of our end markets faced hurdles created by macroeconomic concerns and an intensely competitive environment. I am pleased with our fourth quarter and full year 2012 results, and commend our workforce for their commitment and exemplary performance given difficult conditions in both our business segments last year,” commented Ahmad Chatila, MEMC's Chief Executive Officer. “In semiconductor, our cost reductions have increased our operating leverage, and in solar, we have built a platform for growth that can take advantage of declining solar materials pricing through a flexible sourcing strategy. In 2013, we will strengthen our leadership position by penetrating new markets in solar and further streamlining our semiconductor operations,” Chatila concluded.

Key summary financial results for the 2012 fourth quarter are set out in the following table, which provides comparable results for the prior quarter and the year-ago period as well as the quarter-to-quarter and year-over-year comparisons. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

									US$ Millions except for EPS
Financial Highlights	4Q'12		3Q'12		4Q'11		Qtr/Qtr			Yr/Yr
GAAP
Net Sales	$600.7	(1)	$601.6	(3)	$717.8		$(0.9)	or	—%	$(117.1)	or	(16)%
Gross Margin %	18.0%	(1)	14.4%	(3)	(8.2)%		357	bps		2,620	bps
Operating Income (Loss)	$67.8	(1),(2)	$58.9	(3),(4)	$(1,248.2)	(5)	$8.9			$1,316.0
Net Income (Loss)	$(11.8)	(1),(2)	$37.0	(3),(4)	$(1,484.4)	(5)	$(48.8)			$1,472.6
EPS	$(0.05)	(1),(2)	$0.16	(3),(4)	$(6.44)		$(0.21)			$6.39

Non-GAAP
Net Sales	$704.3		$708.9	(3)	$772.1		$(4.6)	or	(1)%	$(67.8)	or	(9)%
Gross Margin %	13.1%		16.0%	(3)	11.6%	(6)	(285)	bps		157	bps
Operating Income (Loss)	$52.0	(2)	$85.2	(3),(4)	$(16.7)	(7)	$(33.2)			$68.7
Net Income (Loss)	$19.9	(2)	$70.5	(3),(4)	$(48.9)	(8)	$(50.6)			$68.8
EPS	$0.08	(2)	$0.30	(3),(4)	$(0.21)	(9)	$(0.22)			$0.29

Cash Flow
Capital Expenditures	$38.1		$24.0		$58.5		$14.1			$(20.4)
Cash Flow from Operations	$19.2		$3.0		$(176.6)		$16.2			$195.8
Free Cash Flow	$(16.5)		$102.6		$(164.3)		$(119.1)			$147.8

(1) Includes $54.4 million, or EPS of $0.17, related to previously deferred GAAP revenue related to the Rovigo solar project.
(2) Includes $11.6 million, or EPS of $0.05, related to restructuring and asset impairments and $31.7 million, or EPS of $0.14, related to a gain on the acquisition of a TCS plant as part of a contract settlement with Evonik.

(3) Includes $37.1 million, or EPS of $0.15, due to the termination of a supply contract with Conergy.
(4) Includes $58.3 million, or EPS of $0.25, largely consisting of a favorable restructuring adjustment relating to a contract settlement with Evonik.
(5) Includes $1,180.2 million in charges for restructuring, impairment and other charges.
(6) Excludes charge of $96.7 million for restructuring, impairment and other charges.
(7) Excludes charges of $1,180.2 million for restructuring, impairment and other charges.
(8) Excludes charges of $1,401.2 million for for restructuring, impairment and other charges.
(9) Excludes charges of $6.08 per share for restructuring, impairment and other charges.
Note: table unaudited.

Cash Flow
Operating cash flow generated in the 2012 fourth quarter was $19.2 million and was primarily driven by Semiconductor Materials and solar project sales. Free cash flow was ($16.5) million and was largely influenced by the construction and financing of solar energy projects and capital expenditures. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $38.1 million, and included $11.4 million related to the acquisition of a TCS plant as part of a contract settlement with Evonik. Similar to last quarter, the majority of 2012 fourth quarter capital expenditures were incurred in the Semiconductor Materials segment.

Construction of solar energy systems of $153.7 million in the 2012 fourth quarter included solar energy systems currently classified as owned and carried as fixed assets. The majority of these projects are expected to become sale-leaseback transactions in which the assets are financed with non-recourse debt. Projects expected to result in direct sales are classified as solar energy systems held for development and sale, thus impacting operating cash flows as noted above.

MEMC ended the 2012 fourth quarter with cash and cash equivalents of $572.6 million, a decrease of $37.2 million from the prior quarter. Cash declined in the quarter, largely due to project timing and cash payments relating to the previously announced settlement with Evonik. Unrestricted cash and unused corporate revolver capacity was $850.7 million at the end of the 2012 fourth quarter, as compared to $880.3 million at the end of the 2012 third quarter.

Segment Results
Key segment financial results for the quarter are set out in the following table, which provides comparable results for the prior quarter and the year-ago period as well as the quarter-to-quarter and year-over-year comparisons. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

											US$ Millions
Segment Summary		4Q'12		3Q'12		4Q'11		Qtr/Qtr			Yr/Yr
Net Sales
Semiconductor Materials		$228.5		$240.3		$227.9		$(11.8)	or	(5)%	$0.6	or	—%
Solar Energy	GAAP	$372.2	(1)	$361.3	(4)	$489.9		$10.9	or	3%	$(117.7)	or	(24)%
Solar Energy	Non-GAAP	$475.8		$468.6	(4)	$544.2		$7.2	or	2%	$(68.4)	or	(13)%
Operating Income (Loss)
Semiconductor Materials		$3.1		$8.7		$(61.4)	(5)	$(5.6)			$64.5
Solar Energy	GAAP	$91.8	(1),(2)	$75.8	(3),(4)	$(1,162.7)	(6)	$16.0			$1,254.5
Solar Energy	Non-GAAP	$76.0	(2)	$102.1	(3),(4)	$(1,111.4)	(6)	$(26.1)			$1,187.4
(1) Includes $54.4 million related to previously deferred GAAP revenue related to the Rovigo solar project.
(2) Includes $40.5 million, of which $31.7 million is related to a gain on the acquisition of a TCS plant as part of a contract settlement with Evonik, and $8.8 million related to a restructuring adjustment due to a change in estimate.

(3) Includes $37.1 million due to the termination of a supply contract with Conergy.
(4) Includes $58.3 million, largely consisting of a favorable restructuring adjustment relating to a contract settlement with Evonik.
(5) Includes charges of $62.2 million for restructuring, impairment and other charges.
(6) Includes charges of $1,117.1 million for restructuring, impairment and other charges.
Note: table unaudited.

Semiconductor Materials
Semiconductor Materials revenue was flat year-over-year as increased shipments offset price declines. Year-over-year pricing declined across all diameters but was most significant among large diameter products. Volumes of both 200mm and 300mm semiconductor wafers increased year-over-year, while smaller diameter product volumes declined. The sequential revenue decline was primarily driven by lower volumes for smaller diameter wafers.

The year-over-year increase in operating income was due primarily to a $62.2 million restructuring charge in the 2011 fourth quarter. Excluding this charge, segment operating income was still up slightly as restructuring savings and higher volume offset price declines. Segment operating income was down sequentially due to pricing pressure and lower volumes, despite lower operating expenses.

In the 2012 fourth quarter, Semiconductor Materials earned the TSMC Supplier Excellence Award for “outstanding overall performance” in 2012.

Solar Energy

The year-over-year GAAP revenue decline was driven by lower solar project and solar wafer sales. Fourth quarter 2012 GAAP revenue and operating income included $54.4 million of previously deferred revenue related to the sale of the 70 MW Rovigo solar project in the 2010 fourth quarter, for which the same amount was recognized in non-GAAP revenue in that quarter. Sequentially higher GAAP revenue was the result of the recognition of the Rovigo deferral and higher solar project sales in the 2012 fourth quarter, partially offset by lower solar module and solar wafer sales. In the 2012 fourth quarter, SunEdison recognized GAAP revenue from solar projects totaling 52 MW, compared to 48 MW in the 2012 third quarter and 102 MW in the 2011 fourth quarter.

The increase in year-over-year GAAP operating income resulted primarily from charges relating to the 2011 restructuring in the 2011 fourth quarter. Excluding these charges, year-over-year GAAP operating profit was still higher due to the previously mentioned deferred revenue recognition from the Rovigo sale in a prior period, a gain related to the acquisition of a TCS plant as part of a contract settlement with Evonik, and lower operating expenses, partially offset by lower solar wafer sales. The sequential increase in GAAP operating income was due to higher solar project sales, partially offset by lower solar module and solar wafer sales. Third quarter 2012 GAAP operating income included $58.3 million from a favorable restructuring adjustment relating to a contract settlement with Evonik and $37.1 million related to the termination of a supply contract with Conergy.

Non-GAAP revenue declined year-over-year due to lower project sales and lower solar wafer sales. Sequentially, non-GAAP revenue increased due to higher solar project sales, partially offset by lower solar wafer and solar module sales. Non-GAAP revenue was recognized from 91 MW of solar project sales in the 2012 fourth quarter, compared to 74 MW in the 2012 third quarter and 109 MW in the 2011 fourth quarter. Of the 91 MW that were recognized under segment non-GAAP revenue in the 2012 fourth quarter, 62 MW were direct sales and 29 MW were sale-leaseback transactions. Included in the 2012 fourth quarter project revenue was the sale of a 14 MW solar project in Totana, Spain. Fourth quarter 2012 non-GAAP revenue included gross additions of $158.0 million and net adjustments of $103.6 million related to direct sale and sale-leaseback transactions ($54.4 million of the reduction is due to the release of the previously mentioned Rovigo solar project deferred revenue).

The year-over-year increase in non-GAAP operating income resulted primarily from charges relating to the 2011 restructuring in the 2011 fourth quarter. Excluding these charges, non-GAAP operating income still increased due to a favorable restructuring-related adjustment relating a contract settlement with Evonik and higher solar project profits. The sequential decline in non-GAAP operating income was driven primarily by revenue related to a contract settlement with Conergy of $37.1 million in the 2012 third quarter, a favorable restructuring adjustment of $58.3 million in the 2012 third quarter and solar materials operating losses in the 2012 fourth quarter.

Solar Energy ended the 2012 fourth quarter with a pipeline of 2.6 GW, down 0.3 GW compared to the prior quarter and down 0.4 GW from the year ago period. The sequential decline was primarily due to the company's decision to not renew certain expiring land options in Emerging Markets. Backlog at December 31, 2012 was 827 MW. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. A solar project is classified as “backlog” if there is an associated executed PPA or other energy off-take agreement, such as a feed-in-tariff. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

Solar projects interconnected during the 2012 fourth quarter totaled 106 MW in 29 projects, and consisted of 76 MW of direct sale projects and 30 MW of sale-leaseback projects. As of December 31, 2012, 73 MW of the pipeline was under construction. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

Outlook
The company looks forward to providing its 2013 first quarter and full year outlook, as well as detailed commentary regarding its strategy and 2013 business plan, at its 2013 Capital Markets Day on March 13, 2013. A press release with further details regarding the Capital Markets Day will be issued separately.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison's direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
MEMC will host a conference call today, February 13, 2013, at 8:00 a.m. ET to discuss the company's 2012 fourth quarter results and related business matters. A live webcast will be available on the company's web site at www.memc.com.
A replay of the conference call will be available from 10:00 a.m. ET on February 13, 2013, until 11:59 p.m. ET on February 27, 2013.  To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 281227. A replay will also be available on the company's web site at www.memc.com.

Capital Markets Day
MEMC will be holding a capital markets day on March 13, 2013. More information will be available in a separate press release.

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for SunEdison projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our SunEdison business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	$600.7	$601.6	$717.8	$2,529.9	$2,715.5
Cost of goods sold	492.5	514.7	776.6	2,194.3	2,420.6
Gross margin	108.2	86.9	(58.8)	335.6	294.9
Operating expenses:
Marketing and administration	67.7	68.9	82.0	306.2	352.8
Research and development	16.0	17.4	22.4	71.8	87.5
Goodwill impairment charges	—	—	384.1	—	440.5
Restructuring	(13.4)	(72.5)	339.5	(83.5)	350.7
Gain on receipt of property, plant and equipment	(31.7)	—	—	(31.7)	—
Asset impairment charges	1.8	14.2	365.4	19.6	367.9
Insurance recovery	—	—	(4.0)	(4.0)	(4.0)
Operating income (loss)	67.8	58.9	(1,248.2)	57.2	(1,300.5)
Non-operating expense (income):
Interest expense	35.0	28.0	26.3	135.3	77.2
Interest income	(0.8)	(0.9)	(1.4)	(3.6)	(4.5)
Other, net	6.9	(2.4)	14.8	7.0	10.9
Total non-operating expense	41.1	24.7	39.7	138.7	83.6
Income (loss) before income taxes and equity in (loss) earnings of joint venture	26.7	34.2	(1,287.9)	(81.5)	(1,384.1)
Income tax expense (benefit)	37.0	(3.3)	129.7	64.9	73.1
(Loss) income before equity in (loss) earnings of joint venture	(10.3)	37.5	(1,417.6)	(146.4)	(1,457.2)
Equity in (loss) earnings of joint ventures, net of tax	(1.4)	0.9	(67.3)	(2.3)	(62.8)
Net (loss) income	(11.7)	38.4	(1,484.9)	(148.7)	(1,520.0)
Net (income) loss attributable to noncontrolling interests	(0.1)	(1.4)	0.5	(1.9)	(16.0)
Net (loss) income attributable to MEMC stockholders	$(11.8)	$37.0	$(1,484.4)	$(150.6)	$(1,536.0)
Basic (loss) earnings per share [*]	$(0.05)	$0.16	$(6.44)	$(0.66)	$(6.68)
Diluted (loss) earnings per share [*]	$(0.05)	$0.16	$(6.44)	$(0.66)	$(6.68)

[*] During the three months ended December 31, 2012 and September 30, 2012, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by ($0.7) million and ($0.9) million, respectively.

RESULTS BY REPORTABLE SEGMENT
Net Sales:
Semiconductor Materials	$228.5	$240.3	$227.9	$917.5	$1,023.1
Solar Energy	372.2	361.3	489.9	1,612.4	1,692.4
Consolidated Net Sales	$600.7	$601.6	$717.8	$2,529.9	$2,715.5
Operating income (loss):
Semiconductor Materials	$3.1	$8.7	$(61.4)	$(5.0)	$(31.1)
Solar Energy	91.8	75.8	(1,162.7)	162.2	(1,144.0)
Corporate and other	(27.1)	(25.6)	(24.1)	(100.0)	(125.4)
Consolidating operating income (loss):	$67.8	$58.9	$(1,248.2)	$57.2	$(1,300.5)

Non-GAAP

Adjustments for restructuring, impairment and other charges by segment:
Semiconductor Materials	$62.2
Solar Energy	1,117.1
Corporate and other	0.9
Total adjustments	$1,180.2
Non-GAAP adjusted operating income (loss) by segment: [A]
Semiconductor Materials	$0.8
Solar Energy	(45.6)
Corporate and other	(23.2)
Consolidated operating loss	$(68.0)

[A] These adjustments do not include $78.9 of non-operating changes related to investment and joint venture impairments.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$572.6	$585.8
Restricted cash	72.4	125.2
Accounts receivable, net	220.4	202.9
Inventories	247.8	321.8
Solar energy systems held for development and sale	133.8	373.0
Prepaid and other current assets	212.2	277.2
Total current assets	1,459.2	1,885.9
Investments	49.6	54.5
Property, plant and equipment, net:
Non-solar energy systems	1,213.1	1,253.7
Solar energy systems	1,459.9	1,139.4
Deferred tax assets, net	—	44.8
Restricted cash	50.2	37.5
Other assets	355.4	316.6
Intangible assets, net	114.2	149.2
Total assets	$4,701.6	$4,881.6

	December 31, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.4	$3.7
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations	97.8	144.2
Accounts payable	477.0	694.6
Accrued liabilities	344.2	409.0
Contingent consideration related to acquisitions	23.1	71.6
Deferred revenue for solar energy systems	113.1	41.4
Customer and other deposits	77.2	72.4
Total current liabilities	1,135.8	1,436.9
Long-term debt, less current portion	758.7	567.7
Long-term solar energy system financing and capital lease obligations, less current portion	1,508.4	1,211.2
Pension and post-employment liabilities	52.7	69.4
Customer and other deposits	184.5	276.8
Deferred revenue for solar energy systems	146.0	157.4
Non-solar energy system deferred revenue	29.2	51.2
Other liabilities	208.9	326.1
Total liabilities	4,024.2	4,096.7

Redeemable noncontrolling interest	11.3	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2.4	2.4
Additional paid-in capital	647.7	621.7
Retained earnings	425.3	577.5
Accumulated other comprehensive loss	(39.8)	(3.9)
Treasury stock	(460.3)	(459.8)
Total MEMC stockholders’ equity	575.3	737.9
Noncontrolling interests	90.8	47.0
Total stockholders’ equity	666.1	784.9
Total liabilities and stockholders’ equity	$4,701.6	$4,881.6

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Net (loss) income	$(11.7)	$38.4	$(1,484.9)	$(148.7)	$(1,520.0)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	78.8	59.1	65.4	246.9	227.1
Stock-based compensation	9.6	8.1	12.2	31.7	43.9
Goodwill impairment charges	—	—	384.1	—	440.5
Asset impairment charges	2.3	14.7	381.7	20.0	381.7
Impairment of investments	—	3.6	78.9	3.6	78.9
Provision for deferred income taxes	6.2	6.4	163.5	10.5	60.0
Deferred revenue recognized	(1.7)	(14.4)	(6.6)	(19.4)	(67.9)
Loss on supplier agreements	—	—	41.3	—	77.9
Changes in operating assets and liabilities:
Accounts receivable	30.9	(14.9)	49.6	(19.6)	73.6
Accounts payable	(61.0)	43.1	(101.6)	(266.4)	31.4
Inventories	17.6	16.8	52.5	94.8	(108.2)
Solar energy systems held for sale and development	39.8	18.6	38.0	(72.4)	(167.5)
Deferred revenue for solar energy systems	(34.5)	(35.0)	(79.6)	67.1	123.4
Non solar energy system deferred revenue and customer deposits	(5.4)	(15.0)	7.0	(33.9)	109.5
Working capital and other	(51.7)	(126.5)	221.9	(177.7)	200.4
Net cash provided by (used in) operating activities	19.2	3.0	(176.6)	(263.5)	(15.3)

Cash flows from investing activities:
Capital expenditures	(38.1)	(24.0)	(58.5)	(139.0)	(452.5)
Construction of solar energy systems	(153.7)	(35.5)	(127.9)	(346.9)	(598.1)
Cash paid for acquisitions, net of cash acquired	—	—	—	—	(164.0)
Proceeds (losses) from equity method investments	2.4	(4.2)	12.0	5.8	95.7
Purchases of cost and equity method investments	(12.2)	(8.9)	—	(47.8)	(50.4)
Receipts from (payments to) vendors for refundable deposits on long-term agreements	3.3	4.8	—	8.6	(14.5)
Change in restricted cash	8.6	(31.6)	(40.8)	6.7	(123.8)
Proceeds from sale of property plant and equipment	—	—	3.2	—	43.9
Other	—	—	—	0.1	0.8
Net cash used in investing activities	(189.7)	(99.4)	(212.0)	(512.5)	(1,262.9)

Cash flows from financing activities:
Proceeds from solar energy system financing and capital lease obligations	183.9	189.4	416.5	859.6	1,071.2
Proceeds from long-term debt	—	196.0	—	196.0	550.0
Repayments of solar energy system financing and capital lease obligations	(62.3)	(29.9)	(184.5)	(201.6)	(266.5)
Net repayments of customer deposits related to long-term supply agreements	(0.7)	(23.3)	(0.4)	(24.4)	(57.7)
Principal payments on long-term debt	(1.8)	—	(1.9)	(3.6)	(3.7)
Cash paid for contingent consideration for acquisitions	(11.3)	(54.2)	—	(69.2)	(50.2)
Proceeds from (dividends to) noncontrolling interests	34.5	(0.4)	(33.8)	50.8	(49.0)
Common stock issued and repurchased	(0.4)	—	(0.8)	(0.5)	(3.6)

Payment of debt financing fees	(7.1)	(21.7)	(5.0)	(42.3)	(39.8)
Net cash provided by financing activities	134.8	255.9	190.1	764.8	1,150.7
Effect of exchange rate changes on cash and cash equivalents	(1.5)	1.7	(1.8)	(2.0)	6.0
Net (decrease) increase in cash and cash equivalents	(37.2)	161.2	(200.3)	(13.2)	(121.5)
Cash and cash equivalents at beginning of period	609.8	448.6	786.1	585.8	707.3
Cash and cash equivalents at end of period	$572.6	$609.8	$585.8	$572.6	$585.8

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$704.3	$708.9	$772.1	$2,870.4	$3,243.3
Non-GAAP gross margin	92.4	113.2	(7.5)	391.7	463.3
Adjusted Non-GAAP gross margin			89.2
Non-GAAP gross margin percentage	13.1%	16.0%	(1.0)%	13.6%	14.3%
Non-GAAP operating income (loss)	52.0	85.2	(1,196.9)	113.3	(1,132.1)
Adjusted Non-GAAP operating income (loss)			(16.7)
Non-GAAP net income (loss)	19.9	70.5	(1,450.1)	41.4	(1,412.7)
Adjusted Non-GAAP net income (loss)			(48.9)
Non-GAAP fully diluted earnings (loss) per share	0.08	0.30	(6.29)	0.17	(6.14)
Adjusted Non-GAAP fully diluted earnings (loss) per share			(0.21)
Reconciliations of GAAP to Non-GAAP Measures
MEMC Inc. Consolidated
GAAP net sales	$600.7	$601.6	$717.8	$2,529.9	$2,715.5
Direct sales [B]	(3.7)	41.1	(125.2)	114.9	125.5
Financing sale-leasebacks [C]	107.3	66.2	179.5	225.6	402.3
Non-GAAP net sales	$704.3	$708.9	$772.1	$2,870.4	$3,243.3
GAAP gross margin	$108.2	$86.9	$(58.8)	$335.6	$294.9
Direct sales [B]	(36.3)	17.5	19.6	27.5	94.1
Financing sale-leasebacks [C]	20.5	8.8	31.7	28.6	74.3
Non-GAAP gross margin	$92.4	$113.2	$(7.5)	$391.7	$463.3
Adjustment for restructuring, impairment and other charges [D]			$96.7
Adjusted Non-GAAP gross margin			$89.2
GAAP operating income (loss)	$67.8	$58.9	$(1,248.2)	$57.2	$(1,300.5)
Direct sales [B]	(36.3)	17.5	19.6	27.5	94.1
Financing sale-leasebacks [C]	20.5	8.8	31.7	28.6	74.3
Non-GAAP operating income (loss)	$52.0	$85.2	$(1,196.9)	$113.3	$(1,132.1)
Adjustment for restructuring, impairment and other charges [D]			1,180.2
Adjusted Non-GAAP operating net loss			$(16.7)
GAAP net income (loss) attributable to MEMC stockholders	$(11.8)	$37.0	$(1,484.4)	$(150.6)	$(1,536.0)
Recurring Non-GAAP adjustments, net of tax [B, C and E]	31.7	33.5	34.3	192.0	123.3
Non-GAAP net income (loss)	$19.9	$70.5	$(1,450.1)	$41.4	$(1,412.7)
Adjustments for restructuring, impairment and other charges [D]			1,401.2
Adjusted Non-GAAP net loss			$(48.9)
GAAP fully diluted (loss) earnings per share	$(0.05)	$0.16	$(6.44)	$(0.66)	$(6.68)
Recurring Non-GAAP adjustments [B, C and E]	0.13	0.14	0.15	0.83	0.54
Non-GAAP fully diluted earnings (loss) per share	$0.08	$0.30	$(6.29)	$0.17	$(6.14)
Adjustments for restructuring, impairment and other charges [D]			6.08
Adjusted Non-GAAP fully diluted loss per share			$(0.21)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The Company believes that these non-GAAP measures represent important internal measures of performance for our SunEdison business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. MEMC management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the Company’s SunEdison business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from SunEdison sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] These special adjustments relate to non-cash charges (goodwill and deferred tax asset impairments), restructuring and other costs (primarily non-cash) to streamline future operations.  Management believes it is useful to have non-GAAP EPS reflect exclusion of these charges as it is more representative of the results of the continuing operations in the reporting period.  This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

[E] Income tax has been calculated using the estimated effective tax rate for MEMC in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$475.8	$468.6	$544.2	$1,952.9	$2,220.2
Solar Energy Segment Non-GAAP operating income (loss)	76.0	102.1	(1,111.4)	218.3	(975.6)
Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment
Solar Energy GAAP net sales	$372.2	$361.3	$489.9	$1,612.4	$1,692.4
Direct sales [B]	(3.7)	41.1	(125.2)	114.9	125.5
Financing sale-leasebacks [C]	107.3	66.2	179.5	225.6	402.3
Solar Energy Non-GAAP net sales	$475.8	$468.6	$544.2	$1,952.9	$2,220.2
Solar Energy GAAP operating income (loss)	$91.8	$75.8	$(1,162.7)	$162.2	$(1,144)
Direct sales [B]	(36.3)	17.5	19.6	27.5	94.1
Financing sale-leasebacks [C]	20.5	8.8	31.7	28.6	74.3
Solar Energy Non-GAAP operating income (loss)	$76.0	$102.1	$(1,111.4)	$218.3	$(975.6)
Adjustments for restructuring, impairment and other charges [D]			1,117.1
Adjusted Non-GAAP operating income			$5.7
[A], [B], [C], [D] - See previous page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Net (loss) income attributable to MEMC stockholders	$(11.8)	$37.0	$(1,484.4)	$(150.6)	$(1,536.0)
Net interest expense	34.2	27.1	24.9	131.7	72.7
Depreciation and amortization	78.8	59.1	65.4	246.9	227.1
Income tax expense (benefit)	37.0	(3.3)	129.7	64.9	73.1
EBITDA [A]	$138.2	$119.9	$(1,264.4)	$292.9	$(1,163.1)

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to MEMC stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
	December 31,	December 31,
	2012	2011
Senior notes	$550.0	$550.0
Term loan	196.1	—
Semiconductor Materials - Bank debt	16.0	21.4
Solar Energy - Debt	43.3	36.1
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	97.8	144.2
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	1,465.1	1,175.1
Total	$2,368.3	$1,926.8

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Net cash provided by (used in) operating activities	$19.2	$3.0	$(176.6)	$(263.5)	$(15.3)
Capital expenditures	(38.1)	(24.0)	(58.5)	(139.0)	(452.5)
Construction of solar energy systems	(153.7)	(35.5)	(127.9)	(346.9)	(598.1)
Proceeds from solar energy system financing and capital lease obligations	183.9	189.4	416.5	859.6	1,071.2
Repayments of solar energy system financing and capital lease obligations	(62.3)	(29.9)	(184.5)	(201.6)	(266.5)
Proceeds from and (dividends paid to) noncontrolling interests	34.5	(0.4)	(33.3)	50.8	(48.5)
Free cash flow [A]	$(16.5)	$102.6	$(164.3)	$(40.6)	$(309.7)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).